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                                  Exhibit 11.2
                      DIALOGIC CORPORATION AND SUBSIDIARIES

                       CALCULATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)



                                                                Three Months Ended          Six Months Ended
                                                                  June 30, 1996              June 30, 1996
                                                                    --------------           -------------

Net income applicable to shares used in
    calculation of net income per share                              $ 4,566                      15,178
                                                                     =======                  ==========

Shares used in calculation of net income per share:
Weighted average shares outstanding                                   15,601                      15,557
Dilutive effect of stock options after
    application of treasury stock method                                 888                         812
                                                                    --------                  ----------

Number of shares used in calculation
           of net income per share                                    16,489                      16,369
                                                                    ========                  ==========

Net income per share                                               $     .28                  $      .93
                                                                   =========                  ==========

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